EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement ("Agreement") is effective as of April 7, 2021 ("Effective Date") by and between SOLAR INTEGRATED ROOFING CORP., a Nevada Corporation (“Company” or “SIRC”) and David Massey ("Executive").

NOW, THEREFORE, the parties hereto agree as follows:

1.Employment. Company hereby agrees to employ Executive as its Chief Executive Officer (“CEO”) and Executive hereby accepts such employment in accordance with the terms of this Agreement.

2.Duties of Executive. During the Employment Term of this Agreement as defined in Paragraph 4 ("Employment Term"), Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company and Subsidiaries. Executive shall be responsible for duties typical of the office held by the Executive.

3.Compensation. Executive shall receive compensation during the Employment Term as follows:

A.Salary. Executive’s base salary shall be $300,000.00 per year (“Base Salary”) payable in accordance with Company’s current payroll processing timeframes and procedures. Executive shall be considered for periodic increases to the Base Salary pursuant to Executive’s performance and in accordance with Company policy and procedure.

B.Performance-Based Bonus Structure. The Executive Team shall be eligible to share in an executive-level performance-based bonus. The bonus pool shall equal Twenty Percent (20%) of Company net profits and bonus amounts for each member of the Executive Team shall be determined by the Executive.

C.Expenses. Executive shall be entitled to receive from the Company (a) an annual car allowance of up to Twelve Thousand Dollars ($12,000.00), and (b) reimbursement by the Company for automobile insurance and fuel associated therewith.

D.Benefits. Executive shall be entitled to the following benefits:

i.Health Insurance. Executive, including eligible members of Executive’s immediate family, shall be permitted to participate in Company sponsored health insurance plan and Company shall pay monthly premiums associated with Executive’s coverage.

ii.Retirement Plan. Subject to eligibility requirements of the Company’s existing retirement plan (the “Plan”), Executive shall be permitted to participate in the Plan and shall receive Company matching contributions in accordance with the terms of the Plan.

iii.Morgan Run Membership. Company shall pay membership dues associated with a membership for Executive at the Morgan Run Club & Resort estimated at Thirteen Thousand Dollars ($13,000.00) per annum.

iv.Personal Assistant. Company shall provide executive with a personal assistant.

4.Term and Termination.

A.Employment Term of Agreement. The employment term shall commence upon execution of this Agreement and shall continue for a period of 3 years thereafter (“Term”). The Agreement shall be reviewed and renewed upon the mutual agreement of Executive and Company. The Company and Executive agree to revisit this Agreement and Executive's employment not later than 60 days prior to the termination date and Executive's employment may be renewed or extended upon the mutual agreement of the Executive and the Company. If the Parties fail to renegotiate this Agreement prior to the expiration of the Term, the Agreement will automatically renew for an additional three-year period.

B.Termination. "Cause" shall mean: (a) Executive's continued willful or deliberate violations of Executive's obligations for 30 days after Company has delivered to Executive a written demand for performance from the Company which describes the basis for the Company's belief that Executive has not substantially performed his duties; (b) Executive's commission of a felony, an act of fraud against the Company or the misappropriation of property belonging to the Company; or (c) Executive's breaching in any material respect, the terms of the Proprietary Information clause of this Agreement between Executive and the Company in Section 6 below. If Executive’s employment with the Company terminates voluntarily by Executive or for Cause by the Company, then Executive is not eligible for additional payments or share issuances beyond amounts already earned and issued, or PTO already vested at that time. If Executive voluntarily terminates employment with the Company, Executive shall provide written notice to the Company’s Chief Executive Officer at least 30 days prior to terminating such employment.

C.Notice of Termination by the Company. Any termination by the Company of Executive's employment with the Company shall be communicated by a written notice of termination to Executive at least 14 days prior to the date of such termination (or at least 90 days prior to the date of termination by reason of Executive's Disability). Such notice shall indicate the specific termination provision or provision in this Agreement relied upon (if any), shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the indicated provisions, and shall specify the termination date.

D.Severance Pay. In the event Company terminates this Agreement prior to the expiration of the Term, excepting terminations for Cause, Company shall provide severance pay to Executive of 50% of Executive’s base salary (“Severance Amount). The Severance Amount shall be due and payable in full by the Company within 3 days of Executive’s termination.

5.Death or Disability. If Executive's employment terminates by reason of Death or Disability, with Disability defined as Executive’s failure to perform his material duties due to a physical or mental injury, infirmity or incapacity for 90 consecutive days (including weekends and holidays) in any 365-day period, Company shall pay or provide the Executive (i) any unpaid Base Salary through the date of termination; (ii) any unpaid bonus earned prior to the date of termination; (iii) reimbursement for any unreimbursed expenses incurred through the date of termination; and (iv) all other payments or benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or benefit plan or program or grant of this Agreement (collectively, "Accrued Amounts").

6.Proprietary Information. During the term of this Agreement and thereafter, Executive shall not, without the prior written consent of the Company’s Board of Directors, disclose or use for any purpose (except in the course of his employment under this Agreement and in furtherance of the business of the Company or Subsidiaries) any confidential information or proprietary data of the Company.

7.Non-Disparagement. Upon termination of Executive’s employment, whether termination is voluntary or involuntary, the Company and Executive agree not to make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of the other party (including, its employees, directors, or officers).

8.Assignment. This Agreement and all rights under this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective personal or legal representative, executors, administrators, heirs, distributes, devisees, legatees, successors and assigns. This Agreement is personal in nature, and neither of the parties to this Agreement shall, without consent of the other (which consent will not be unreasonably withheld), assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity.

9.Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery, or if earlier (ii) one day after being sent by a well-established commercial overnight service, or (iii) three days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Executive:	David Massey
_________________________________
_________________________________

If to the Company:	Solar Integrated Roofing Corp.
Attn: Board of Directors
1475 N Cuyamaca St
El Cajon, CA 92020

Or such other addresses or to the attention of such other person as the recipient party has previously furnished to the other party in writing in accordance with this paragraph. For purposes of this Agreement, email shall also constitute a writing.

10.Waiver. Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder shall not be deemed to constitute a waiver thereof. Additionally, a waiver by either party or a breach of any promise hereof by the other party shall not operate as or be construed to constitute a waiver of any subsequent waiver by such other party.

11.Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

12.Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

13.Attorneys' Fees. The prevailing party shall be entitled to reasonable attorneys' fees and costs incurred in any action related to enforcement of this Agreement.

14.Counterparts. This Agreement may be executed in one or more counterparts, none of which need contain the signature of more than one party hereto, and each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer(s), as of the day and year first above written.

COMPANY		EXECUTIVE
Solar Integrated Roofing Corp.

By:	/s/ Troy Clymer	/s/ David Massey
Name:	Troy Clymer	David Massey
Its:	COO

Exhibit A

DUTIES OF EXECUTIVE

KEY RESPONSIBILITIES

•Develop the M&A strategy for the company.

•Develop and maintain a pipeline of add-on acquisition targets.

•Conduct and lead financial/operating analytics and modeling on acquisition targets.

•Participate in negotiation of  letters of intent with targets.

•Lead the due diligence process (coordinating among the various stakeholders, including the target, third-party providers, and financing partners).

•Work closely with legal on the sales and purchase agreement for acquisition candidates and facilitate the closing process.

•Create a due diligence playbook.

•Develop post acquisition checklist & action plan tailored for each transaction.

•Assist in the implementation of a comprehensive post acquisition integration plan.

•Participate in lender and financing discussions related to M&A efforts.

OTHER AREAS OF ASSISTANCE

•Assist with the selection of the financial software package.

•Participate in the roll out of the financial software package and development of standard practices and processes related to the financial systems.

•Participate in the identification and development of KPIs for the operating entities.

•Participate and advise on the establishment of treasury management policies and procedures.

•Participate and advise on the establishment of standard operating policies and procedures for the back-office operations.

•Participate and assist in the company’s budgeting and forecasting process.